Exhibit 99.1

CORESITE REPORTS SECOND-QUARTER YEAR-OVER-YEAR REVENUE AND FFO PER SHARE GROWTH OF 24% AND 19%, RESPECTIVELY

2015 FFO guidance increased to a range of $2.75 to $2.83 per share

DENVER, CO — July 23, 2015 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center solutions across the US, today announced financial results for the second quarter ended June 30, 2015.

Quarterly Highlights

•                  Reported second-quarter funds from operations (“FFO”) of $0.68 per diluted share and unit, representing 19.3% growth year over year on an unadjusted basis and 33.3% growth year over year excluding non-recurring items in Q2 2014

•                  Reported second-quarter total operating revenues of $81.5 million, representing a 24.0% increase year over year; total data center revenues increased 24.7% year over year

•                  Executed 243,477 net rentable square feet (NRSF) of new and expansion data center leases representing $19.6 million of annualized GAAP rent at a rate of $81 per square foot, comprised of 106,897 square feet of turn-key data center space in addition to a previously-announced 136,580 square-foot powered-shell build-to-suit on CoreSite’s Santa Clara Campus in California

•                  Commenced 122,872 net rentable square feet of new and expansion leases representing $15.1 million of annualized GAAP rent at a rate of $123 per square foot, increasing stabilized data center occupancy to 89.9%

•                  Realized rent growth on signed renewals of 5.7% on a cash basis and 9.1% on a GAAP basis and recorded rental churn of 1.6%

Tom Ray, CoreSite’s Chief Executive Officer, commented, “Our Q2 results reflect continued execution against our stated business plan with solid financial and operational performance.” Mr. Ray continued, “We are pleased to have executed upon our core objectives of increasing the number of smaller leases we sign, continuing to grow interconnection count and revenue, adding key network and cloud deployments to our platform, and making our company more efficient as reflected by our earnings margins. In addition, during the quarter we were pleased to execute upon two larger lease opportunities — our build-to-suit in Santa Clara and a 35,000 square-foot anchor lease at our new SV7 building currently in preconstruction. We are encouraged by our continued strength in the performance-sensitive colocation segment and we remain focused upon executing our business plan in what we believe are strengthening market conditions.”

Financial Results

CoreSite reported FFO per diluted share and unit of $0.68 for the three months ended June 30, 2015, an increase of 33.3% compared to $0.51 per diluted share and unit for the three months ended June 30, 2014, excluding non-recurring items. On a sequential-quarter basis, FFO per diluted share and unit increased 6.3%.

Total operating revenues for the three months ended June 30, 2015, were $81.5 million, a 24.0% increase year over year and an increase of 9.0% on a sequential-quarter basis. Total data center revenues for the three months ended June 30, 2015, were $79.5 million, a 24.7% increase year over year and an increase of 9.5% on a sequential-quarter basis. CoreSite reported net income attributable to common shares of $5.5 million, or $0.22 per diluted share.

Sales Activity

CoreSite executed 122 new and expansion data center leases representing $19.6 million of annualized GAAP rent during the second quarter, comprised of 243,477 NRSF at a weighted-average GAAP rental rate of $81 per NRSF. The recently-announced 136,580-square foot powered-shell build-to-suit, SV6, is included in the second-quarter new and expansion leasing results.

CoreSite’s second-quarter data center lease commencements totaled 122,872 NRSF at a weighted average GAAP rental rate of $123 per NRSF, which represents $15.1 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the second quarter totaled $6.5 million in annualized GAAP rent, comprised of 35,272 NRSF at a weighted-average GAAP rental rate of $185 per NRSF, reflecting a 5.7% increase in rent on a cash basis and 9.1% increase on a GAAP basis. The second-quarter rental churn rate was 1.6%.

Development Activity

Santa Clara — In April 2015, CoreSite began construction on a 136,580 square-foot powered shell data center on land CoreSite owns on its Santa Clara campus. The building, which will be known as SV6, is 100% pre-leased. As of June 30, 2015, CoreSite has incurred $5.0 million of the estimated $30.0 million required to complete the development project, and expects to deliver the build-to-suit to a strategic customer in the first half of 2016.

Northern Virginia — During the second quarter, CoreSite placed into service 48,137 NRSF associated with Phase 2 at VA2. As of June 30, 2015, CoreSite had an incremental 48,137 NRSF of data center space under construction in Phase 3 at VA2 and had incurred $5.7 million of the estimated $14.5 million required to complete Phase 3. CoreSite expects to complete construction in the fourth quarter of 2015.

New York — During the second quarter, CoreSite placed into service 49,050 NRSF associated with Phase 2 at NY2, comprised of three computers rooms of approximately 16,000 NRSF each. As of June 30, 2015, one computer room was 100% leased and occupied by a single customer.

Los Angeles — During the second quarter, CoreSite began construction of 12,500 NRSF at LA2. As of June 30, 2015, CoreSite had incurred approximately $600,000 of the estimated $1.7 million required to complete the project, and expects to complete construction in the third quarter of 2015.

Additional markets — As of June 30, 2015, CoreSite had 26,853 NRSF of turn-key data center capacity under construction across its existing facilities at BO1 (Boston) and CH1 (Chicago). As of the end of the second quarter, CoreSite had incurred $5.4 million of the estimated $16.5 million required to complete these two projects.

Balance Sheet and Liquidity

As of June 30, 2015, CoreSite had net debt of $344.7 million, correlating to 2.1 times second-quarter annualized adjusted EBITDA, and net debt and preferred stock outstanding of $459.7 million, correlating to 2.8 times second-quarter annualized adjusted EBITDA.

On June 24, 2015, CoreSite executed an amendment to its revolving credit facility, increasing debt capacity to $500 million. The amended unsecured credit facility is comprised of a 4-year $350 million revolving credit facility and a 5-year $150 million term loan. CoreSite used the term loan proceeds to pay down a portion of the balance on its existing revolving credit facility.

At quarter end, CoreSite had $7.5 million of cash available on its balance sheet and $241.4 million of capacity available under its revolving credit facility.

Dividend

On May 21, 2015, CoreSite announced a dividend of $0.42 per share of common stock and common stock equivalents for the second quarter of 2015. The dividend was paid on July 15, 2015, to shareholders of record on June 30, 2015.

CoreSite also announced on May 21, 2015, a dividend of $0.4531 per share of Series A preferred stock for the period April 15, 2015, to July 14, 2015. The preferred dividend was paid on July 15, 2015, to shareholders of record on June 30, 2015.

2015 Guidance

CoreSite is increasing its 2015 guidance of FFO per diluted share and unit to a range of $2.75 to $2.83 from the previous range of $2.55 to $2.65. In addition, CoreSite is increasing its 2015 guidance for net income attributable to common shares to a range of $0.93 to $1.01 from the previous range of $0.75 to $0.85 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

CoreSite is increasing its guidance for 2015 total capital expenditures by $20 million to a range of $135 million to $165 million primarily to reflect the development of the recently announced SV7 data center on its Santa Clara campus.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in a number of upcoming investor conferences, including the Pacific Crest 17th Annual Global Technology Leadership Forum on August 11th in Vail, Colorado; the Cowen and Company Communications Infrastructure Summit on August 12th in Boulder, Colorado; the Bank of America Merrill Lynch 2015 Media, Communications & Entertainment Conference on September 9th in Beverly Hills, California; and the Bank of America Merrill Lynch 2015 Global Real Estate Conference on September 16th in New York, New York.

Conference Call Details

CoreSite will host a conference call on July 23, 2015, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13611864. The replay will be available until July 30, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center solutions across eight key North American markets. More than 800 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	June 30, 2015	December 31, 2014
Assets:
Investments in real estate:
Land	$78,337	$78,983
Buildings and improvements	1,012,845	888,966
	1,091,182	967,949
Less: Accumulated depreciation and amortization	(247,655)	(215,978)
Net investment in operating properties	843,527	751,971
Construction in progress	106,872	178,599
Net investments in real estate	950,399	930,570
Cash and cash equivalents	7,542	10,662
Accounts and other receivables, net	15,269	10,290
Lease intangibles, net	5,815	7,112
Goodwill	41,191	41,191
Other assets	77,569	75,600
Total assets	$1,097,785	$1,075,425

Liabilities and equity:
Liabilities
Revolving credit facility	$102,250	$218,500
Senior unsecured term loans	250,000	100,000
Accounts payable and accrued expenses	41,903	42,463
Accrued dividends and distributions	22,467	22,355
Deferred rent payable	8,519	8,985
Acquired below-market lease contracts, net	5,126	5,576
Unearned revenue, prepaid rent and other liabilities	24,734	19,205
Total liabilities	454,999	417,084

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	259	212
Additional paid-in capital	337,662	275,038
Accumulated other comprehensive loss	(183)	(125)
Distributions in excess of net income	(77,772)	(67,538)
Total stockholders’ equity	374,966	322,587
Noncontrolling interests	267,820	335,754
Total equity	642,786	658,341

Total liabilities and equity	$1,097,785	$1,075,425

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Operating revenues:
Data center revenue:
Rental revenue	$44,824	$41,323	$36,938	$86,147	$71,837
Power revenue	21,792	19,669	16,575	41,461	32,577
Interconnection revenue	10,595	10,215	8,591	20,810	16,650
Tenant reimbursement and other	2,276	1,416	1,627	3,692	4,383
Total data center revenue	79,487	72,623	63,731	152,110	125,447
Office, light-industrial and other revenue	1,969	2,134	1,951	4,103	3,966
Total operating revenues	81,456	74,757	65,682	156,213	129,413

Operating expenses:
Property operating and maintenance	22,204	19,780	18,534	41,984	34,823
Real estate taxes and insurance	3,270	1,935	(980)	5,205	1,986
Depreciation and amortization	24,046	22,816	19,504	46,862	37,386
Sales and marketing	4,256	3,782	3,747	8,038	7,335
General and administrative	7,952	7,865	6,732	15,817	14,437
Rent	5,007	5,243	5,070	10,250	10,136
Impairment of internal-use software	—	—	1,037	—	1,959
Transaction costs	45	—	9	45	13
Total operating expenses	66,780	61,421	53,653	128,201	108,075

Operating income	14,676	13,336	12,029	28,012	21,338

Gain on real estate disposal	—	36	—	36	—
Interest income	2	2	2	4	4
Interest expense	(1,730)	(1,265)	(1,415)	(2,995)	(2,588)
Income before income taxes	12,948	12,109	10,616	25,057	18,754
Income tax benefit (expense)	(66)	(49)	22	(115)	2
Net income	12,882	12,060	10,638	24,942	18,756
Net income attributable to noncontrolling interests	5,259	5,408	4,670	10,667	7,971
Net income attributable to CoreSite Realty Corporation	7,623	6,652	5,968	14,275	10,785
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
Net income attributable to common shares	$5,538	$4,568	$3,883	$10,106	$6,616

Net income per share attributable to common shares:
Basic	$0.23	$0.21	$0.18	$0.44	$0.31
Diluted	$0.22	$0.21	$0.18	$0.43	$0.31

Weighted average common shares outstanding:
Basic	24,536,583	21,372,157	21,131,077	22,963,111	21,062,299
Diluted	25,055,195	21,978,307	21,604,730	23,525,316	21,599,749

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income	$12,882	$12,060	$10,638	$24,942	$18,756
Real estate depreciation and amortization	21,343	20,253	18,163	41,596	34,999
Gain on real estate disposal	—	(36)	—	(36)	—
FFO	$34,225	$32,277	$28,801	$66,502	$53,755
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
FFO available to common shareholders and OP unit holders	$32,140	$30,193	$26,716	$62,333	$49,586

Weighted average common shares outstanding - diluted	25,055	21,978	21,605	23,525	21,600
Weighted average OP units outstanding - diluted	22,344	25,361	25,361	23,844	25,361
Total weighted average shares and units outstanding - diluted	47,399	47,339	46,966	47,369	46,961

FFO per common share and OP unit - diluted	$0.68	$0.64	$0.57	$1.32	$1.06

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income	$12,882	$12,060	$10,638	$24,942	$18,756
Adjustments:
Interest expense, net of interest income	1,728	1,263	1,413	2,991	2,584
Income taxes	66	49	(22)	115	(2)
Depreciation and amortization	24,046	22,816	19,504	46,862	37,386
EBITDA	$38,722	$36,188	$31,533	$74,910	$58,724
Non-cash compensation	1,792	1,569	1,532	3,361	3,248
Gain on real estate disposal	—	(36)	—	(36)	—
Transaction costs / litigation	45	230	9	275	239
Impairment of internal-use software	—	—	1,037	—	1,959
Adjusted EBITDA	$40,559	$37,951	$34,111	$78,510	$64,170

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.